THE SOUTHLAND CORPORATION

Quarterly Income Debt Security Due 2013

$40,800,000
No. 1

          THE SOUTHLAND CORPORATION, a corporation duly organized and existing under the laws of Texas (herein called the "Company"), for value received, hereby promises to pay to Ito-Yokado Co., Ltd., or registered assigns, the principal sum of $40,800,000 on February 25, 2013, and to pay interest thereon from February 26, 1998 or from the most recent interest payment date to which interest has been paid or duly provided for, quarterly on March 15, June 15, September 15 and December 15 in each year, commencing March 15, 1998, (each an "Interest Payment Date") at the rate of 4 1/2% per annum, net of applicable withholding taxes, if any, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on the regular record date for such interest, which shall be the business day next preceding such Interest Payment Date (a "Regular Record Date"). Any such interest not so punctually paid or duly provided for (including a failure to pay or duly provide for such interest pursuant to an Extension Period, as defined below) will forthwith cease to be payable to the holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on a special record date for the payment of such defaulted Interest to be fixed by the Company, notice whereof shall be given to holder of this Security not less than 10 days prior to such special record date, or be paid at any time in any other lawful manner.

          Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in Dallas, Texas, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; such payments shall be made by wire transfer to the holder of this Security, to the account specified by such holder to the Company in writing.

          The Company shall have the right at any time during the term of this Security to extend the interest payment period of (and thereby postpone the payment of interest otherwise payable on) this Security from time to time to a period not exceeding 20 consecutive quarters (the "Extension Period"), at the end of which Extension Period the Company shall pay all interest then accrued and unpaid (together with interest thereon at the rate specified herein to the extent permitted by applicable law); PROVIDED that, during any such Extension Period, the Company shall not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or

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make any guarantee payments with respect to the foregoing.  Prior to the termination of any such Extension Period, the Company may further extend the interest payment period and thereby defer the payment of interest, PROVIDED that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the Securities. Subject to the requirements that each Extension Period may not be in effect for more than 20 consecutive quarters and may not extend beyond February 25, 2013, and that the Company pay interest at the conclusion of each Extension Period, the Company may declare any number of Extension Periods. The Company shall give the holder of this Security at least 30 days' prior notice of the initiation or extension of any Extension Period. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period.

          This Security is subject to restrictions on transfer set forth on the reverse hereof.

          Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: February 26, 1998

                                2


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THE SOUTHLAND CORPORATION



By:                     /s/ David A. Urbel
Name:                   David A. Urbel
Title:                  Vice President and Treasurer




Attest:                 /s/ Ezra Shasoua
Name:                   Ezra Shasoua
Title:.                 Assistant Secretary

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[Reverse of Security]


          1. GENERAL. This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities") designated on the face hereof, limited in aggregate principal amount to $80,000,000.

          This Security will be converted into Common Stock of the Company upon the occurrence of any of the conditions set forth in Section 4.1(a),
(b) or (c), as provided below in Section 4, and is subject to redemption at the election of the Company in the event of certain changes affecting the tax treatment of the Security, as provided below in Section 5.

          When this Security is presented to the Company with a request to register the transfer or to exchange it for an equal principal amount at maturity of Securities of other authorized denominations, the Company shall register the transfer or make the exchange as requested. To permit registrations of transfers and exchanges in accordance herewith, the Company shall execute a new Security or Securities; PROVIDED that Securities will only be issued in denominations of $15,000,000 or greater except in the event that all or a portion of this Security is transferred to a Person that holds it pursuant to an Indenture (as defined in Section 6.2) under which securities having an aggregate principal amount of at least $60,000,000 are outstanding. No service charge shall be made to the Holder for any registration of transfer or exchange or redemption of this Security, but the Company may require payment by the Holder of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

          The indebtedness evidenced by this Security is, to the extent provided below, subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness. Each holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions,
(b) authorizes and directs the Company on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Company his attorney-in-fact for any and all such purposes. Each holder hereof, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

          2. EVENTS OF DEFAULT. (a) Event of Default, wherever used herein with respect to this Security, means any one of the following events (whatever the reason for such Event of Default and whether it shall be occasioned by the provisions of Section 3 or be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

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     (1)     default in the payment of any interest upon this Security when it becomes due and payable (as determined after giving effect to any Extension Period), and continuance of such default for a period of 30 days whether or not such payment is prohibited by the provisions of Section 3 below; or

     (2) default in the payment of the principal of or any premium on this Security at its final maturity; whether or not such payment is prohibited by the provisions of Section 3 below; or

     (3)     the entry by a court having jurisdiction in the premises of
(A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

     (4) the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

          (b) Subject to Section 3, if an Event of Default occurs with respect to this Security and is continuing, then the holder of this Security may after giving 10 days prior written notice to the Agent under the Credit Agreement as provided in Section 3.3(d) declare the principal amount of this security to be due and payable immediately, by a notice in

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writing to the Company, and upon any such declaration the principal amount
(of this Security) shall become immediately due and payable.

          (c) After any such acceleration, but before a judgment or decree based on acceleration, the Holder of this Security may rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured.

     Section 3.     SECURITY SUBORDINATE TO SENIOR INDEBTEDNESS.

     Section 3.1 GENERAL. The provisions of this Section 3 apply notwithstanding anything to the contrary contained in this Security. The Company covenants and agrees, and each holder of this Security, by such holder's acceptance hereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Section 3, the indebtedness represented by this Security and the payment of the principal of and the interest on all of this Security are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness. This Section 3 constitutes a continuing offer to all persons who become holders of, or continue to hold, Senior Indebtedness, each of whom is an obligee hereunder and is entitled to enforce such holder's rights hereunder, subject to the provisions hereof, without any act or notice of acceptance hereof or reliance hereon.

          3.2.     PAYMENT OVER OF PROCEEDS UPON DISSOLUTION, ETC.

          (a)     In the event of any Insolvency or Liquidation Proceeding,
(1) all Senior Indebtedness under or with respect to the Credit Agreement and (2) all amounts payable in respect of any other Senior Indebtedness shall first be paid in full before the holder of this Security is entitled to receive any direct or indirect payment or distribution of any cash, property or securities (excluding Reorganization Securities) on account of principal of or interest on this Security.

          (b) The holders of Senior Indebtedness or their respective Representatives shall be entitled to receive directly, for application to the payment thereof (to the extent necessary to pay all such Senior Indebtedness in full after giving effect to any substantially concurrent payment or distribution to the holders of such Senior Indebtedness), in the following order of priority, any payment or distribution of any kind or character, whether in cash, property or securities (excluding Reorganization Securities but including any payment or distribution, except Reorganization Securities, which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Securities) which may be payable or deliverable in respect of the Securities in any such Insolvency or Liquidation Proceeding: first, so long as any Senior Indebtedness under or with respect to the Credit Agreement is outstanding, to the holders of such Senior

Indebtedness (pro rata on the basis of the respective amounts of such Senior Indebtedness held by them) or their Representatives; and, second, if and only if all Senior Indebtedness under or with respect to the Credit Agreement is paid in full, to the holders of any other Senior Indebtedness (pro rata on the basis of the respective amounts of such other Senior Indebtedness held by them) or their respective Representatives.

          (c) In the event that, notwithstanding the foregoing provisions of this Section 3.2, the holder of any Security shall have received any payment from or distribution of assets of the Company or the estate created by the commencement of any such Insolvency or Liquidation Proceeding, of any kind or character in respect of this Security, whether in cash, property or securities (excluding Reorganization Securities but including any payment or distribution, except Reorganization Securities, which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Securities) before all Senior Indebtedness is paid in full, then and in such event such payment or distribution shall be received and held in trust for and shall be paid over, in the following order of priority, to the holders of the Senior Indebtedness remaining unpaid or their respective Representatives, to the extent necessary to pay all such Senior Indebtedness in full after giving effect to any substantially concurrent payment or distribution to the holders of such Senior Indebtedness, for application to the payment in full of such Senior Indebtedness: first, so long as any Senior Indebtedness under or with respect to the Credit Agreement is outstanding, to the holders of such Senior Indebtedness (pro rata on the basis of the respective amounts of such Senior Indebtedness held by them) (or their respective Representatives) and, second, if and only if all Senior Indebtedness under or with respect to the Credit Agreement is paid in full, to the holders of any other Senior Indebtedness (pro rata on the basis of the respective amounts of such other Senior Indebtedness held by them) or their respective Representatives.

          Section 3.3.     DEFAULT OF SENIOR INDEBTEDNESS.

          (a) If there exists a default in the payment when due (whether at maturity or upon acceleration or mandatory prepayment, or on any principal installment payment date or interest payment date, or otherwise) of any Senior Indebtedness and such default shall not have been cured, or such default, or the benefits of this sentence, shall not have been waived in writing by or on behalf of the holders of such Senior Indebtedness (or their Representative, if any), then any payment on account of principal of, or interest on this Security which the holder of this Security would then be entitled to receive, but for the provisions of this subsection 3.3(a), shall instead be paid over, in the following order of priority, to the holders of such Senior Indebtedness (or their Representative, if any) until all amounts of Senior Indebtedness then due and payable have been paid in full, prior to any direct or indirect payment by the Company or such holders of any principal of or interest on the
Security: first, so long as any Senior Indebtedness then due and payable under or with respect to the Credit Agreement is outstanding, to the holders of such Senior Indebtedness (pro rata on the

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basis of the respective amount of such Senior Indebtedness held by them)
(or their respective Representatives) and, second, if and only if all Senior Indebtedness then due and payable under or with respect to the Credit Agreement is paid in full, to the holders of any other Senior Indebtedness then due and payable (pro rata on the basis of the respective amounts of such other Senior Indebtedness held by them) or their respective Representatives.

          (b) The Company may not, directly or indirectly, make any payment on account of the principal of or interest on this Security during the period (a "Deferral Period") from the date the Company receives (1) from the Agent under the Credit Agreement, (2) from a Representative or (3) from a holder of Senior Indebtedness that has no Representative, an effective notice (a "Deferral Notice") of:

     (i) the existence of a default in the payment when due (whether at maturity or upon acceleration or mandatory prepayment or on any principal installment payment date or interest payment date, or otherwise) of any Senior Indebtedness (a "Payment Default"); or

     (ii) the existence of any event of default (other than a Payment Default) of the general type referred to in, or resulting from the Company's failure to perform obligations of the general type referred to in Sections 6.01(iii), 6.01(iv)(B), 7.01 (except the last sentence thereof), 7.02, 8.01 through 8.05, 8.07 through 8.12, 8.14, 8.15, 9.01 through 9.03,
10.01(e) through 10.01(o) of the Credit Agreement as originally executed, whether such event of default arises under the Credit Agreement or under any other agreement or instrument pursuant to which any other Senior Indebtedness is issued, in each instance as now in effect or as hereafter from time to time modified or amended, without necessity of consent by or notice or the holder of this Security (a "Specified Covenant Default"), until the earlier of (i) the date such Payment Default or Specified Covenant Default is cured (if capable of being cured), waived in writing or otherwise ceases to exist, (ii) the date application of this subsection 3.3(b) has been waived in writing by the Agent under the Credit Agreement in accordance with the terms of the Credit Agreement (or if all Senior Indebtedness under or with respect to the Credit Agreement has been paid in full, the holders of not less than 50% in aggregate principal amount of all other Senior Indebtedness or their respective Representatives waive in writing the application of this subsection 3.3(b)), and (iii) the 180th day after receipt by the Company of such Deferral Notice; PROVIDED, HOWEVER, that (x) only one Deferral Notice relating to the same Payment Default or Specified Covenant Default may be given, (y) no subsequent Deferral Notice may be given with respect to any Payment Default or Specified Covenant Default existing at the time an effective Deferral Notice is given and (z) if any such Deferral Notice has been given, no subsequent Deferral Notice with respect to any number of different Payment Defaults or Specified Covenant Defaults shall be effective until the later of (X) the date such subsequent Deferral Notice is received by the Company or (Y) the 365th day after receipt of the then most recent prior effective Deferral Notice. So long as any Senior Indebtedness is outstanding under the Credit Agreement, only the Agent under the Credit Agreement may deliver an effective Deferral Notice under this subsection 3.3(b).

          (c) Upon termination of any Deferral Period the Company shall resume payments on account of principal of and interest on this Security subject to the obligation of the Company and the holder of this Security (or his Representatives) to pay over to the holders of Senior Indebtedness amounts otherwise payable on account of the principal of or interest on this Security pursuant to the provisions of, and in the circumstances specified in, this Section 3.

          (d) So long as any Senior Indebtedness is outstanding under or with respect to the Credit Agreement, the holder of this Security shall give the Agent under the Credit Agreement ten days' prior notice of any proposed acceleration with respect to the Securities.

          (e) In the event that, notwithstanding the foregoing provisions of subsection 3.3(a), any payment shall be made by or on behalf of the Company from assets of the Company and received by the holder of this Security at a time when such payment was prohibited by the provisions of subsection 3.3(a), then such payment shall be held in trust for the benefit of and shall be immediately paid over, in the following order of priority, to the holders of Senior Indebtedness then due and payable or their respective Representatives, for application to the payment in full of all Senior Indebtedness then due and payable in accordance with its terms (after giving effect to any prior or substantially concurrent payment to the holders of such Senior Indebtedness): first, so long as any Senior Indebtedness then due and payable under or with respect to the Credit Agreement is outstanding, to the holders of such Senior Indebtedness (pro rata, on the basis of the respective amount of any such Senior Indebtedness held by them) or their respective Representatives; and, second, if and only if all Senior Indebtedness then due and payable under or with respect to the Credit Agreement is paid in full, to the holders of any other Senior Indebtedness then due and payable (pro rata, on the basis of the respective amount of such other Senior Indebtedness held by them) or their respective Representatives.

          In the event that, notwithstanding the foregoing provisions of subsection 3.3(b), any payment shall be made by or on behalf of the Company from assets of the Company and received by the holder of this Security at a time when such payment was prohibited by the provisions of subsection 3.3(b) then such payment shall be held in trust for the benefit of and shall be immediately paid over, in the following order of priority, to the holders of Senior Indebtedness remaining unpaid or their respective Representatives, for application to the payment of all Senior Indebtedness in full in accordance with its terms (after giving effect to any prior or substantially concurrent payment to the holders of such Senior Indebtedness): first, so long as any Senior Indebtedness under or with respect to the Credit Agreement is

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outstanding, to the holders of such Senior Indebtedness (pro rata, on the basis of the respective amount of such Senior Indebtedness held by them) or their respective Representatives; and second, if and only if all Senior Indebtedness under or with respect to the Credit Agreement is paid in full, to the holders of any other Senior Indebtedness (pro rata, on the basis of the respective amount of such other Senior Indebtedness held by them) or their respective Representatives.

          (f) The provisions of this Section 3.3 shall not modify or limit in any way the application of Section 3.2. The provisions of Sections 3.3(b) and (c) shall not modify or limit in any way the application of Section 3.3(a).

          3.4.     SUBROGATION OF RIGHTS TO HOLDERS OF SENIOR
INDEBTEDNESS.

          After all amounts payable under or in respect of Senior Indebtedness are paid in full, the holder of this Security shall be subrogated to the extent of the payments or distributions made to the holders of, or otherwise applied to payment of, such Senior Indebtedness pursuant to the provisions of this Section 3 (equally and ratably with the holders of all indebtedness of the Company (i) which by its express terms is subordinate and subject in right of payment to Senior Indebtedness to substantially the same extent as this Security is so subordinate and subject in right of payment and (ii) which is entitled to like rights and subrogation), to the rights of the holders of such Senior Indebtedness or their respective Representatives to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness until the principal of and interest on this Security shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness or their respective Representatives of any cash, property or securities to which the holder of this Security would be entitled except for the provisions of this Section 3, and no payments over pursuant to the provisions of this Section 3 to the holders of Senior Indebtedness or their respective Representatives by the Company or the holder of this Security, shall, as among the Company and its creditors (other than holders of Senior Indebtedness and the holder of this Security), be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness, it being understood that the provisions of this Section 3 are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand and the holders of this Security on the other hand.

          If any payment or distribution to which the holder of this Security would otherwise have been entitled but for the provisions of this
Section 3 shall have been applied, pursuant to the provisions of this
Section 3, to the payment of all amounts payable under the Senior Indebtedness, then and in such case, the holder of this Security shall be entitled to receive (equally and ratably with the holders of all indebtedness of the Company (i) which by its express terms is subordinate and subject in right of payment to Senior Indebtedness to substantially the same extent as the Security is subordinate and subject in right of payment

                                 10


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and (ii) which is entitled to like rights) from the holders of such Senior
Indebtedness or their respective Representatives any substantially contemporaneous or distributions received by such holders of Senior Indebtedness or their respective Representatives in excess of the amount sufficient to pay in full all obligations payable under or in respect of such Senior Indebtedness.

          3.5.     RIGHTS OF HOLDERS NOT TO BE IMPAIRED.

          Nothing contained in this Section 3 or elsewhere in this Security is intended to or shall:

     (a) impair, as among the Company, its creditors other than holders of Senior Indebtedness, and the holder of this Security, the obligation of the Company, which is absolute and unconditional, to pay to the holder of this Security the principal of and interest on this Security as and when the same shall become due and payable in accordance with its terms; or

     (b) affect the relative rights against the Company of the holder of this Security and creditors of the Company other than the holders of Senior Indebtedness; or

     (c) prevent the holder of this Security from exercising all remedies otherwise permitted by applicable law upon default under this Security, subject to the rights, if any, under this Section 3 of the holders of Senior Indebtedness to receive payments or distributions otherwise payable or deliverable to, or received by, the holder upon the exercise of any such remedy and subject to the restriction on acceleration set forth in Section 3.3(d) hereof.

          3.6.     NO WAIVER OF SUBORDINATION PROVISIONS.

          No right of any present or future Agent under the Credit Agreement, holder of any Senior Indebtedness, or Representative thereof, to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act by any such Agent under the Credit Agreement, holder or Representative thereof, or by any noncompliance by the Company with the terms, provisions and covenants of this Security regardless of any knowledge thereof which any such Agent under the Credit Agreement, holder or Representative thereof may have or be otherwise charged with.

          Without in any way limiting the generality of the foregoing paragraph, the Agent under the Credit Agreement and the holders of Senior Indebtedness or their Representatives, if applicable, may, at any time and from time to time without the consent of

                                    11


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or notice to the holder of this Security, without incurring responsibility to any holders of this Security and without impairing or releasing the subordination and other benefits provided in this Section 3 or the obligations hereunder of the holder of this Security to the holders of Senior Indebtedness, do any one or more of the following, all without notice to the holder of this Security and even if any right of reimbursement or subrogation or other right or remedy of the holder of this Security is affected, impaired or extinguished thereby:

     (1) change the manner, place or terms of payment or change or extend the time of payment of, or renew, exchange, amend or alter, the terms of any Senior Indebtedness, any security therefor or guaranty thereof or any liability of the Company or any guarantor to such holder, or any liability incurred directly or indirectly in respect thereof, or otherwise amend, renew, exchange, modify or supplement in any manner Senior Indebtedness or any instrument evidencing or guaranteeing or securing the same or any agreement under which Senior Indebtedness is outstanding;

     (2) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and any order any property pledged, mortgaged or otherwise securing Senior Indebtedness or any liability of the Company or any guarantor to such holder, or any liability incurred directly or indirectly in respect thereof;

     (3) settle or compromise any Senior Indebtedness or any other liability of the Company or any guarantor of the Senior Indebtedness to such holder or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including, without limitation, Senior Indebtedness) in any manner or order; and

     (4) fail to take or to record or otherwise perfect, for any reason or for no reason, any lien or security interest securing Senior Indebtedness by whomsoever granted, exercise or delay in or refrain from exercising any right or remedy against the Company or any security or any guarantor or any other person, elect any remedy and otherwise deal freely with the Company and any security and any guarantor of the Senior Indebtedness or any liability of the Company or any guarantor to such holder or any liability incurred directly or indirectly in respect thereof.

          3.7.     RELIANCE ON COURT ORDERS; EVIDENCE OF STATUS.

          Upon any payment or distribution of assets of the Company referred to in Section 3.2, the holder of this Security shall be entitled to rely upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution delivered to the holder of this Security for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon,

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

the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 3.

          3.8.     PAYMENT.

          A payment with respect to this Security or with respect to principal of or interest on this Security shall include, without limitation, payment of principal of and interest on this Security, any payment on account of optional redemption provisions and any payment or recovery on any claim (whether for rescission or damages and whether based on contract or tort) relating to or arising out of the offer, sale or purchase of this Security, PROVIDED that any such payment, depositing, other payment or recovery not prohibited pursuant to this Section 3 at the time actually made shall not be subject to any recovery by any holder of Senior Indebtedness or Representative therefor or other person pursuant to this Section 3 at any time thereafter.

          The failure to make a payment on account of principal of or interest on this Security by reason of any provision of this Section 3 shall not be construed as preventing the occurrence of an Event of Default. Except as expressly provided in Section 3.3(d), nothing in this Section 3 shall affect the rights of the holders to accelerate the maturity of this Security in accordance with their terms.

          3.9 CERTAIN OTHER MATTERS. (a) Notwithstanding any provision in this Security to the contrary, only the Company, the Agent under the Credit Agreement or other Representative, or a holder of Senior Indebtedness that has no Representative, may give notice to the Company that a payment on account of principal of or interest on this Security would violate the provisions of Sections 3.1 through 3.11 hereof. Nothing in this Section 3.9 is intended to or shall relieve any Holder of this Security from the obligations imposed under Sections 3.2 and 3.3 with respect to moneys or other distributions received in violation of the provisions hereof.

          (b) If the holder hereof does not file a proper claim or proof of debt in the form required in any Insolvency or Liquidation Proceeding prior to 30 days before the expiration of the time to file such claims or proofs, then, so long as any Senior Indebtedness under or with respect to the Credit Agreement is outstanding, the Agent under the Credit Agreement is hereby authorized, and upon payment in full of all Senior Indebtedness outstanding under the Credit Agreement, the holders of the other Senior Indebtedness, or their Representatives, are hereby authorized, and shall have the right (without any duty), to file an appropriate claim for and on behalf of the holder of this Security.

          3.10     CERTAIN DEFINITIONS.

          As used in this Section 3, the following terms have the following meanings:

          "AGENT UNDER THE CREDIT AGREEMENT" means the then acting Administrative Agent (as defined therein) under the Credit Agreement or any successor thereto exercising substantially the same rights and powers and, if there is then no acting Agent under the Credit Agreement, or there is then no such successor, holders of indebtedness under or with respect to the Credit Agreement holding a majority of the principal amount of indebtedness outstanding thereunder.

          "CREDIT AGREEMENT" means (i) the Credit Agreement dated as of February 27, 1997 among The Southland Corporation, the financial institutions party thereto as "Senior Lenders" or "Issuing Banks," Citibank N.A., as Administrative Agent for the Senior Lenders and the Issuing Banks (in such capacity, the "Administrative Agent") and The Sakura Bank Limited, New York Branch, as Co-Agent (in such capacity, the "Co-Agent"), as the same may from time to time be amended, renewed, supplemented or otherwise modified, and any other agreement pursuant to which any of the indebtedness, commitments, obligations, costs, expenses, fees, reimbursements and other indemnities payable or owing thereunder may be refinanced, restructured, renewed or refunded, as any such other agreement may from time to time be amended, supplemented, renewed or otherwise modified; and (ii) after the Administrative Agent under the Credit Agreement referred to in clause (i) hereof has acknowledged in writing that such Credit Agreement has been terminated and all outstanding indebtedness and obligations thereunder or with respect thereto have been repaid in full in cash and discharged, any successor to or replacement of such Credit Agreement (as designated by the Board of Directors of the Company, in its sole judgment, and evidenced by a resolution), as such successor or replacement may from time to time be amended, renewed, supplemented or otherwise modified.

          "CURRENCY AGREEMENT" of any person means any foreign exchange contract, currency swap agreement, option or futures contract or other similar agreement or arrangement entered into to hedge payments owed to or by such person or any of its Subsidiaries against fluctuations in currency values.

          "DEBT" means, with respect to any person, (i) any indebtedness, contingent or otherwise, in respect of borrowed money including, without limitation, all interest, fees and expenses owed with respect thereto (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments, or representing the deferred and unpaid balance of the purchase price of any property or interest therein, except any such balance that constitutes a trade payable if and to the extent such indebtedness would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with generally accepted accounting principles, (ii) all obligations and other liabilities (contingent or otherwise) of such person in respect of letters of credit or other similar instruments (and reimbursement obligations with respect thereto) and (iii) all capitalized lease obligations of such person.

          "INSOLVENCY OR LIQUIDATION PROCEEDING" means (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to the Company or to its creditors, as such, or to its assets, or (ii) any liquidation, dissolution, reorganization or winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or
(iii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company.

          "INTEREST HEDGING OBLIGATION" means any obligation of any person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount; PROVIDED that the term "Interest Hedging Obligation" shall also include interest rate exchange, collar, cap, swap, options or similar agreements providing interest rate protection.

          "REORGANIZATION SECURITIES" means shares of stock of the Company, or its successor, as reorganized, or other securities of the of the Company or any other person provided for by a plan of reorganization, the payment of which is subordinated, at least to the same extent as this Security, to the payment of all Senior Indebtedness which may at the time be outstanding and the principal of which is due no earlier than the principal of this Security, PROVIDED that the rights of the holders of the Senior Indebtedness are not impaired thereby or such holders as a class shall have approved such plan of reorganization.

          "REPRESENTATIVE" means the trustee, agent or other representative for holders of all or any of the Senior Indebtedness, if any, designated in the indenture, agreement or other document creating, evidencing or governing such Senior Indebtedness or pursuant to which it was issued, or otherwise duly designated by the holders of such Senior Indebtedness and with respect to the holders of Senior Indebtedness under the Credit Agreement shall include the Agent under the Credit Agreement.

          "SENIOR INDEBTEDNESS" means all Debt and other obligations specified below payable directly or indirectly by the Company, whether outstanding on the date of this Security or thereafter created, incurred or assumed by the Company: (1) the principal of and interest on all loans, letters of credit and other extensions of credit under the Credit Agreement, and all expenses, fees, reimbursements, indemnities and other amounts owing by the Company pursuant to the Credit Agreement; (2) other Debt of the Company that is not expressly subordinated to this Security (except to the extent excluded below) and (3) amounts payable in respect of Currency Agreements and Interest Hedging Obligations, in each case, of the Company. Senior Indebtedness does not include (a) any amounts or other obligations under or relating to any operating lease; (b) any accounts payable or other obligations owing to trade creditors created or assumed by the Company in connection with the obtaining of materials or services; (c) any tort liability and any liability for Federal, state, local or other taxes, or other governmental charges or claims of whatever nature (including, but not limited to, environmental charges or claims), owed or owing by the Company; (d) any Debt to a Subsidiary or any affiliate of the Company; (e) any Debt or other obligations (A) owing, directly or indirectly, to any person under or in respect of any employee benefit plan, whether pursuant to the ERISA or otherwise; or (B) owing, directly or indirectly, to employees; and (f) any Debt with respect to which recourse to the Company or its assets is limited in any manner but only to the extent that such Debt is limited in recourse and, to the extent such Debt which otherwise would constitute Senior Indebtedness is not limited in recourse, such Debt shall be Senior Indebtedness, if not otherwise expressly subordinated. Exclusions from this definition of Senior Indebtedness, do not include any Debt or other obligations permitted under clauses (1) or (3) above.

          All interest accrued on any Senior Indebtedness, in accordance with and at the contract rate specified in the agreement or instrument creating, evidencing or governing such Senior Indebtedness, shall constitute Senior Indebtedness both for periods before and for periods after the commencement of any Insolvency or Liquidation Proceeding, even if the claim for such interest is not allowed pursuant to applicable law; PROVIDED that no increase in the rate of interest applicable by reason of a default or event of default under or in respect of Senior Indebtedness shall constitute Senior Indebtedness after the commencement of such Insolvency or Liquidation Proceeding if and to the extent the increase exceeds 2% per annum and the claim for such excess increased interest is not allowed.

          To the extent any payment of Senior Indebtedness (whether by or on behalf of the Company, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law, then, if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. All Senior Indebtedness shall be and remain Senior Indebtedness for all purposes of this Security (including, without limitation, Section 3 hereof) if allowed as a claim, whether or not subordinated, in a bankruptcy, receivership, insolvency or similar proceeding, except that interest shall constitute Senior Indebtedness (subject to the exception in the preceding paragraph) whether or not so allowed as a claim.

          Senior Indebtedness shall not include the $300,000,000 aggregate principal amount of Convertible Quarterly Income Debt Securities due 2010 of the Company, which shall be PARI PASSU to the Securities.

          3.11. LIMITATIONS ON AMENDMENTS. Notwithstanding any other provisions in this Security to the contrary, so long as any Senior Indebtedness under or with respect to the Credit Agreement is outstanding, no amendment, supplement or modification of any provision of this Security relating to any provision of Sections 3.1 through 3.11 hereof, shortening the tenor, advancing the time or schedule for payments (by increasing the payment amount or otherwise) in respect of redemptions, principal, interest or other payments, or adding sinking fund payments, mandatory redemption obligations, covenants, breaches, defaults, or events of default or cure periods or loosening the requirements for acceleration or which would result in the benefits to the Company or the holders of Senior Indebtedness provided by this Security being limited or in any way restricted or diminished, shall be effective unless expressly agreed to in writing by the specified percentage of holders of Senior Indebtedness under or with respect to the Credit Agreement required to consent thereto pursuant to the terms of the Credit Agreement.

          Section 4.     CONVERSION.

          4.1. MANDATORY CONVERSION; NOTICE TO TRUSTEE. Subject to the provisions of Section 1 hereof, commencing February 26, 2001, this Security shall be converted into that number of fully paid and nonassessable whole shares (the "Conversion Shares") of Common Stock of the Company ("Common Stock") obtained by dividing (i) $80 million by (ii) $2.4609 (the "Conversion Price"), subject to adjustment as provided in this Section 4 (such ratio being the "Conversion Ratio"), if:

     (a) the Closing Price of the Common Stock exceeds 120% of the Conversion Price for 20 Trading Days in any consecutive 30 day Trading Day period, commencing with the first such period beginning after the third anniversary of the original issuance of this Security and concluding with the period ending on the fifth anniversary of the original issuance of this Security;

     (b) the Closing Price of the Common Stock is equal to or exceeds the Conversion Price for 20 Trading Days in any consecutive 30 day Trading Day period, commencing with the first such period beginning after the fifth anniversary of the original issuance of this Security and concluding with the period ending on the second Trading Day preceding February 25, 2013; or

     (c) the Closing Price of the Common Stock on the Trading Day preceding February 25, 2013 is at least equal to the Conversion Price, then this Security shall be converted into Conversion Shares on the Conversion Date (hereafter defined).

          This Security shall be converted into Conversion Shares ten business days after the date upon which any of the conditions specified in subsection (a), (b) or (c) of this Section 4.1 occurs (the "Conversion Date").

          Except as provided herein, no payment or adjustment shall be made upon conversion of this Security for interest accrued hereon or for dividends paid on Common

Stock of the Company prior to the close of business on the record date for the determination of stockholders entitled to such dividends. Upon the Conversion Date, the Company shall pay to the holder of this Security accrued and unpaid interest, if any, to the Interest Payment Date next preceding such conversion; PROVIDED, HOWEVER, that, with respect to any conversion during any Extension Period, the holder of this Security shall not be entitled to receive accrued and unpaid interest which is payable on any Interest Payment Date preceding such conversion if such Interest Payment Date occurred during such Extension Period (a "Special Interest Payment Date"), but shall be entitled to receive, in lieu thereof, at the election of the Company, either: (A) such number of shares of Common Stock as shall be equal to (x) the amount of such accrued and unpaid interest, DIVIDED BY (y) the Closing Price per share of the Common Stock on the Trading Day (as defined below) during which any of the conditions set forth in Section 4.1(a), (b) or (c) occurred; or (B) a newly issued debt security of the Company (a "PIK Note") having an aggregate principal amount equal to the amount of such accrued and unpaid interest and having provisions substantially similar to those of this Security and a like tenor, except that interest shall be paid on such newly issued debt security at a rate per annum of 6% and such newly issued debt security shall be non-convertible; and PROVIDED, FURTHER, that the holder of this Security shall be entitled to receive accrued and unpaid interest payable on the Security on a Special Interest Payment Date if the Company has given the holder notice of its election to redeem the Security pursuant to Section 5. Any provision of this Security notwithstanding, PIK Notes will not be issued, and may not be transferred, to any Person that, after giving effect to such issuance or transfer, does not hold PIK Notes having a principal amount of at least $5 million.

          The Conversion Shares, upon conversion of this Security, when the same shall be issued in accordance with the terms hereof, shall be fully paid and nonassessable shares of Common Stock of the Company in the hands of the holders thereof.

          Upon conversion of this Security, notice of conversion shall be given by first-class mail, postage prepaid, mailed not less than five days prior to the Conversion Date, to each holder of Securities.

          "TRADING DAY" means, with respect to any Security, if the Common Stock of the Company is listed or admitted to trading on the NYSE, a day on which the NYSE is open for the transaction of business, or, if the Common Stock of the Company is not listed or admitted to trading on the NYSE, a day on which the principal national securities exchange on which the Common Stock of the Company is listed or admitted to trading is open for the transaction of business, or, if the Common Stock of the Company is not so listed or admitted to trading on any national securities exchange, a day on which the Nasdaq National Market System (or any successor thereto) or such other system then in use is open for the transaction of business, of, if the Common Stock of the Company is not quoted by any such organization, any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          "NYSE" means the New York Stock Exchange and any successor thereto.

          4.2. MECHANICS OF CONVERSION. In order to effect the conversion of this Security into Conversion Shares, the holder of this Security shall surrender to the Company the Security to be converted, together with a statement of the name or names in which such holder wishes the Conversion Shares to be issued.

          In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of Conversion Shares in such name or names. Other than such taxes, the Company will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of Conversion Shares upon conversion of this Security.

          As promptly as practicable but no sooner than (i) the Conversion Date and (ii) if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Company that any such taxes have been paid), the Company will deliver promptly to, or upon the written order of, the holder of this Security certificates representing the number of validly issued, fully paid and nonassessable whole Conversion Shares or other consideration to which the holder of this Security shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Security and the making of any such required payment. Upon such conversion, the rights of the holder hereof as to this Security being converted shall cease except for the right to receive Conversion Shares (or such other consideration as provided herein) in accordance herewith, and the person entitled to receive the Conversion Shares shall be treated for all purposes as having become the record holder of such Conversion Shares at such time.

          The Company shall not be required to convert this Security, and no surrender of this Security shall be effective for that purpose, while the stock transfer books of the Company for the Common Stock are closed for any purposes (but not for any period in excess of 15 days), but the surrender of this Security for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Security was surrendered, and with the application of the Conversion Ratio in effect at the date of such surrender.

          The holder of the Security is not entitled, as such, to receive dividends or other distributions, receive notice of any meeting of the stockholders, consent to any action of the stockholders, receive notice of any other stockholder proceedings, or to any other rights as stockholders of the Company.

          4.3. ADJUSTMENT TO CONVERSION RATIO. The denominator of the Conversion Ratio shall be adjusted from time to time as follows:

     (a) In case the Company shall hereafter pay a dividend or make a distribution in Common Stock of the Company to all holders of the outstanding Common Stock of the Company, the denominator of the Conversion Ratio in effect at the opening of business on the date following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such denominator of the Conversion Ratio by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. The Company will not pay any dividend or make any distribution on Common Stock held in the treasury of the Company.

     (b) In case the Company shall hereafter issue rights or warrants to all holders of its outstanding Common Stock entitling them (for a period expiring within 45 days after the date fixed for determination of stockholders entitled to receive such rights or warrants) to subscribe for or purchase Common Stock at a price per share less than the Current Market Price (as defined below) on the date fixed for determination of stockholders entitled to receive such rights or warrants, the denominator of the Conversion Ratio shall be adjusted so that the same shall equal the number determined by multiplying the denominator of the Conversion Ratio in effect immediately prior to the date fixed for determination of stockholders entitled to receive such rights or warrants by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for determination of stockholders entitled to receive such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price, and of which the denominator shall be the number of shares of Common Stock outstanding on the date fixed for determination of stockholders entitled to receive such rights or warrants plus the total number of additional Common Stock offered for subscription or purchase. Such adjustment shall become effective immediately after the opening of business on the day following the date fixed for determination of stockholders entitled to receive such rights or warrants. To the extent that Common Stock is not delivered after the expiration of such rights or warrants, the denominator shall be readjusted to the denominator which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. In the event that such rights or warrants are not so issued, the denominator shall again be adjusted to be the denominator which would then be in effect if such date fixed for the determination of stockholders entitled to receive such rights or warrants had not been fixed.

     (c) In case outstanding Common Stock shall be subdivided into a greater number of shares of Common Stock, the denominator of the Conversion Ratio in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case outstanding Common Stock shall be combined into a smaller number of shares of Common Stock, the denominator of the Conversion Ratio in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

     (d) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock shares of any class of capital stock (other than a dividend or distribution to which subparagraph
(a) of this Section 4.3 applies) or evidences of its indebtedness or assets (including securities, but excluding any rights or warrants referred to in subparagraph (b) of this Section 4.3, and excluding any dividend or distribution (x) in connection with the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (y) paid exclusively in cash or (z) referred to in subparagraph (a) of this Section 4.3) (any of the foregoing being hereinafter in this subparagraph (d) referred to as the "DISTRIBUTION SECURITIES"), then, in each such case, unless the Company elects to reserve such Distribution Securities for distribution to the holder of this Security upon the conversion of this Security so that the holder, when converting the Security will receive upon such conversion, in addition to the Conversion Shares to which the holder is entitled, the amount and kind of such Distribution Securities which the holder would have received if the holder had, immediately prior to the Record Date for such distribution of the Distribution Securities, converted its Security into Conversion Shares, the denominator of the Conversion Ratio shall be reduced so that the same shall equal the number determined by multiplying the denominator of the Conversion Ratio in effect on the Record Date by a fraction of which the numerator shall be the Current Market Price per share of Common Stock on the Record Date less the fair market value (as determined by the Board of Directors or, to the extent permitted by applicable law, a duly authorized committee thereof, whose determination shall be conclusive, and described in a resolution of the Board of Directors or such duly authorized committee thereof, as the case may be), on the Record Date, of the portion of the Distribution Securities so distributed applicable to one share of Common Stock and the denominator shall be such Current Market Price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the Record Date; PROVIDED, HOWEVER, that in the event the then fair market value (as so determined) of the portion of the Distribution Securities so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price of the Common Stock on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that the holder of the Security shall have the right to receive upon conversion the amount and kind of Distribution Securities the holder would have received had the holder converted this Security on the Record Date. In the event that such dividend or distribution is not so paid or made, the denominator of the Conversion Ratio shall again be adjusted to be the denominator of the Conversion Ratio which would then be in effect if such dividend or distribution had not been declared. If the Board of Directors (or, to the extent permitted by applicable law, a duly authorized committee thereof) determines the fair market value of any distribution for purposes of this subparagraph (d) by reference to the actual or when issued trading market for any securities comprising such distribution, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price of the Common Stock.

     For purposes of this subparagraph (d) and subparagraphs (a) and (b) of this Section 4.3, any dividend or distribution that includes Common Stock, or rights or warrants to subscribe for or purchase Common Stock, shall be deemed instead to be (i) a dividend or distribution of the evidences of indebtedness, assets or shares of capital stock other than such Common Stock or rights or warrants (and any reduction in the denominator of the Conversion Ratio required by this subparagraph (d) with respect to such dividend or distribution shall then be made) immediately followed by (ii) a dividend or distribution of such Common Stock or such rights or warrants (and any further reduction in the denominator of the Conversion Ratio required by subparagraph (a) or (b) of this Section 4.3 with respect to such dividend or distribution shall then be made, except (A) the Record Date of such dividend or distribution as defined in this subparagraph (d) shall be substituted as "the date fixed for the determination of stockholders entitled to receive such dividend or other distribution" and "the date fixed for such determination" within the meaning of subparagraphs
(a) and (b) of this Section 4.3 and (B) any Common Stock included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" within the meaning of subparagraph (a) of this Section 4.3.

     (e) In case the Company shall, by dividend or otherwise, at any time distribute to all holders of its Common Stock cash (excluding (x) any quarterly cash dividend on the Common Stock to the extent the aggregate cash dividend per share of Common Stock in any fiscal quarter does not exceed the greater of (i) the amount per share of Common Stock of the next preceding quarterly cash dividend on the Common Stock to the extent not requiring any adjustment of the denominator of the Conversion Ratio pursuant to this subparagraph (e) (as adjusted to reflect subdivisions or combinations of the Common Stock), and (ii) 3.75% of the Current Market Price of the Common Stock on the Trading Day next preceding the date of declaration of such dividend and (y) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary), then, in such case, unless the Company elects to reserve such cash for distribution to the holder of this Security upon the conversion of this Security so that the holder converting the Security will receive upon such conversion, in addition to the Conversion Shares to which the holder is entitled, the amount of cash which the holder would have received if the holder had, immediately prior to the Record Date for such distribution of cash, converted its Security into Conversion Shares, the denominator of the Conversion Ratio shall be reduced so that the same shall equal the number determined by multiplying the denominator of the Conversion Ratio in effect immediately prior to the Record Date by a fraction of which the numerator shall be the Current Market Price of the Common Stock on the Record Date less the amount of cash so distributed (and not excluded as provided above) applicable to one share of Common Stock and the denominator shall be such Current Market Price of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the Record Date; PROVIDED, HOWEVER, that in the event the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price of the Common Stock on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that the holder of the Security shall thereafter have the right to receive upon conversion the amount of cash such holder would have received had he converted each Security on the Record Date. In the event that such dividend or distribution is not so paid or made, the denominator of the Conversion Ratio shall again be adjusted to be the denominator of the Conversion Ratio which would then be in effect if such dividend or distribution had not been declared.

     (f) In case a tender or exchange offer made by the Company or any subsidiary of the Company for all or any portion of the Common Stock shall expire and such tender or exchange offer shall involve the payment by the Company or such subsidiary of consideration per share of Common Stock having a fair market value (as determined by the Board of Directors or, to the extent permitted by applicable law, a duly authorized committee thereof, whose determination shall be conclusive, and described in a resolution of the Board of Directors or such duly authorized committee thereof, as the case may be) at the last time (the "Expiration Time") tenders or exchanges may be made by holders of Common Stock pursuant to such offer (as it shall have been amended) that exceeds the Current Market Price of the Common Stock on the Trading Day next succeeding the Expiration Time, the denominator of the Conversion Ratio shall be reduced so that such denominator shall equal the number determined by multiplying the denominator of the Conversion Ratio in effect immediately prior to the Expiration Time by a fraction of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the Expiration Time multiplied by the Current Market Price of the Common Stock on the Trading Day next succeeding the Expiration Time and the denominator shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) on the Expiration Time and the Current Market Price of the Common Stock on the Trading Day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time. In the event that the Company is obligated to purchase shares pursuant to any such tender or exchange offer, but the Company is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the denominator of the Conversion Ratio shall again be adjusted to be the denominator of the Conversion Ratio which would then be in effect if such tender or exchange offer had not been made.

     (g) The Company may make such reductions in the denominator of the Conversion Ratio, in addition to those required by subparagraphs (a),
(b), (c), (d), (e) and (f) of this Section 4.3, as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. To the extent permitted by applicable law, the Company from time to time may reduce the denominator of the Conversion Ratio by any amount for any period of time if the period is at least 20 days, the reduction is irrevocable during such period, and the Board of Directors (or, to the extent permitted by applicable law, a duly authorized committee thereof) shall have made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. Whenever the denominator of the Conversion Ratio is reduced pursuant to the preceding sentence, the Company shall mail to the holder of record of this Security a notice of the reduction at least 15 days prior to the date the reduced denominator of the Conversion Ratio takes effect, and such notice shall state the reduced denominator of the Conversion Ratio and the period it will be in effect.

     (h) No adjustment in the denominator of the Conversion Ratio shall be required unless such adjustment would require an increase or decrease of at least 1% in the denominator of the Conversion Ratio then in effect; PROVIDED, HOWEVER, that any adjustments which by reason of this subparagraph (h) are not required to be made shall be carried forward and taken into account in determining whether any subsequent adjustment shall be required. Except as provided in this Section 4.3, the denominator

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

of the Conversion Ratio will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

     (i) Notwithstanding any other provision of this Section 4.3, no adjustment to the denominator of the Conversion Ratio shall reduce the denominator of the Conversion Ratio below the then par value per share of the Common Stock, and any such purported adjustment shall instead reduce the denominator of the Conversion Ratio to such par value. The Company hereby covenants not to take any action (i) to increase the par value per share of the Common Stock or (ii) that would or does result in any adjustment in the denominator of the Conversion Ratio that, if made without giving effect to the previous sentence, would cause the denominator of the Conversion Ratio to be less than the then par value per share of the Common Stock, PROVIDED, HOWEVER, that the covenant in this sentence shall be suspended if within ten days of determining in good faith that such action would result in such adjustment (but not later than the business day next following the effectiveness of such adjustment), the Company gives notice of redemption of all outstanding shares of this Security, and effects the redemption referred to in such notice on the redemption date referred to therein, but the covenant in this sentence shall be retroactively reinstated if such notice is not given or such redemption does not occur.

     (j) Whenever the denominator of the Conversion Ratio is adjusted as herein provided:

          (i) the Company shall compute the adjusted denominator of the Conversion Ratio and shall prepare a certificate signed by the Treasurer of the Company setting forth such adjusted denominator and showing in reasonable detail the facts upon which such adjustment is based; and

          (ii) a notice stating that the denominator of the Conversion Ratio has been adjusted and setting forth such adjusted denominator shall as soon as practicable be mailed by the Company to the record holder of this Security at his last addresses as it shall appear upon the security register.

     (k) Whenever the denominator of the Conversion Ratio is adjusted as herein provided, the Company shall promptly file with the holder hereof an officers' certificate setting forth the denominator after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the denominator of the Conversion Ratio setting forth such adjusted denominator and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the denominator of the Conversion Ratio to the holder of this Security at his last address appearing on the security register, within 20 days, after execution thereof. Failure to deliver such notice shall not effect the legality or validity of any such supplement indenture.

     (l) In any case in which this Section 4.3 provides that an adjustment shall become effective immediately after a record date for an event, the Company may defer, until the occurrence of such event, issuing to the holder of this Security converted after such record date and before the occurrence of such event the additional Conversion Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Conversion Shares issuable upon such conversion before giving effect to such adjustment.

     (m) For purposes of this Section 4.3, the following terms shall have the meaning indicated:

          (i) "Closing Price" with respect to any securities on any day means the closing sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in each case on the Nasdaq National Market, or, if such security is not listed or admitted to trading on such exchange, on the principal national security exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or if not so available, in such manner as furnished by any Nasdaq National Market member firm selected from time to time by the Board of Directors for that purpose, or a price determined in good faith by the Board of Directors or, to the extent permitted by applicable law, a duly authorized committee thereof, whose determination shall be conclusive.

          (ii) "Current Market Price" means the average of the daily Closing Prices per share of Common Stock for the ten consecutive Trading Days immediately prior to the date in question; PROVIDED, HOWEVER, that (A) if the "ex" date (as defined below) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the denomination of the Conversion Ratio pursuant to paragraph (a), (b),
(c), (d), (e) or (f) of this Section 4.3 occurs during such ten consecutive Trading Days, the Closing Price for each Trading Day prior to the "ex" date for such other event shall be adjusted by multiplying such Closing Price by the same fraction by which the denominator of the Conversion Ratio is so required to be adjusted as a result of such other event, (B) if the "ex" date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the denominator of the Conversion Ratio pursuant to paragraph (a), (b), (c), (d), (e) or (f) of this Section 4.3 occurs on or after the "ex" date for the issuance or distribution requiring such computation and prior to the day in question, the Closing Price for each Trading Day on and after the "ex" date for such other event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the denominator of the Conversion Ratio is so required to be adjusted as a result of such other event, and (C) if the "ex" date for the issuance or distribution requiring such computation is prior to the day in question, after taking into account any adjustment required pursuant to clause (A) or (B) of this proviso, the Closing Price for each Trading Day on or after such "ex" date shall be adjusted by adding thereto the amount of any cash and the fair market value (as determined by the Board of Directors or, to the extent permitted by applicable law, a duly authorized committee thereof in a manner consistent with any determination of such value for purposes of paragraph (d) or (f) of Section 4.3, whose determination shall be conclusive and described in a resolution of the Board of Directors or such duly authorized committee thereof, as the case may be) of the evidences of indebtedness, shares of capital stock or assets being distributed applicable to one share of Common Stock as of the close of business on the day before such "ex" date. For purposes of any computation under Section 4.3(f), the Current Market Price of the Common Stock on any date shall be deemed to be the average of the daily Closing Prices per share of Common Stock for such day and the next two succeeding Trading Days; PROVIDED, HOWEVER, that if the "ex" date for any event (other than the tender or exchange offer requiring such computation) that requires as adjustment to the denominator of the Conversion Ratio pursuant to paragraphs (a), (b), (c), (d), (e) or (f) of this Section 4.3 occurs on or after the Expiration Time for the tender or exchange offer requiring such computation and prior to the day in question, the Closing Price for each Trading Day on and after the "ex" date for such other event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the denominator of the Conversion Ratio is so required to be adjusted as a result of such other event. For purposes of this paragraph, the term "ex" date, (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution, (2) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and
(3) when used with respect to any tender or exchange offer means the first date on which the Common Stock trades regular way on such exchange or in such market after the Expiration Time of such offer.

               (iii) "fair market value" for purposes of this Section 4 shall mean the amount which a willing buyer under no compulsion to buy would pay a willing seller under no compulsion to sell in an arm's length transaction.

               (iv) "Record Date" shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

          4.4. NO FRACTIONAL SHARES. No fractional Conversion Shares or scrip representing fractional Conversion Shares shall be issued upon conversion of this Security or in payment of accrued interest pursuant to
Section 4.1. Any right to fractional shares that may otherwise exist by application of the provisions of this Security shall be null and void and of no force and effect.

          4.5. RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE OF ASSETS. In the case of (a) any reclassification or change of the Common Stock of the Company, (b) a consolidation, merger or combination involving the Company or (c) a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holder of this Security will be entitled thereafter to convert such Securities into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had the Security been converted into Conversion Shares immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance assuming that the holder of Securities would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith.

          5.     REDEMPTION.

          Except as described in this Section 5, the Securities may not be redeemed prior to February 25, 2013.

          The Company shall have the right to redeem this Security upon not less than 30 days' written notice to the holder hereof, as a whole but not in part, at a redemption price equal to 100% of the aggregate principal amount hereof, together with accrued interest to the date of redemption (but interest installments whose Interest Payment Date is on or prior to such date of redemption will be payable to the holder of this Security of record at the close of business on the relevant Regular Record Dates referred to on the face hereof) if, as a result of any change in, or amendment to, the Internal Revenue Code of 1986, as amended (the "Code"), revenue rulings, judicial decisions and exiting and proposed Treasury regulations, or any change in the application or official interpretation of the Code or such rulings, decisions or regulations, which change or amendment becomes effective on or after the date of the issuance of the Securities that adversely affects the tax treatment of the Securities of the Company.

          Prior to the giving of any notice of redemption of the Securities pursuant to the preceding paragraph, the Company will deliver to each Holder an Opinion of Counsel that a change in tax law or regulations has adversely affected the tax treatment of the Securities.

          Nothing contained in this Section 5 shall affect any mandatory conversion of this Security into Common Stock pursuant to Section 4 hereof prior to the date of redemption.

          6     EXECUTION OF INDENTURE.

          6.1 GENERAL. The Company agrees to execute the Indenture with respect to the Registrable Securities that are Securities, substantially in the form attached hereto as Exhibit A, with such changes as the Company may reasonably determine are desirable to sell such Registrable Securities. Such Indenture shall be executed by the Company and the Trustee prior to, or contemporaneously with, the first sale of such Registrable Securities pursuant to a Registration Statement. Such Indenture will cover all Securities sold by the Holders, but no Securities held or beneficially owned by the Holders.

          6.2 CERTAIN DEFINITIONS. As used in this Section 6, capitalized terms not otherwise defined in this Note have the meanings ascribed thereto in the Registration Rights Agreement between the Company, Ito-Yokado Co., Ltd. and Seven-Eleven Japan Co., Ltd., dated as of February 26, 1998.

          7. MISCELLANEOUS. Interest on the Security shall be computed on the basis of a 360-day year of twelve 30-day months.

          Prior to due presentment of this Security for registration of transfer, the Company, and any agent of the Company may treat the person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

          This Security, and all issues relating to this Security, including the validity, enforceability, interpretation or construction of this Security or any provision of this Security, shall be governed by and construed in accordance with the laws of the State of New York excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS AN INSTITUTIONAL "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN "INSTITUTIONAL ACCREDITED INVESTOR") OR (C) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS
NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT OR (D) AFTER REGISTRATION UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION," "UNITED STATES" AND "U.S. PERSON" HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.


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